Exhibit 99.1

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

Media Contact:

Tori Harms, 503-226-3440

McCormick & Schmick’s Seafood Restaurants, Inc. Amends Revolving Credit Agreement

Portland, Ore. – November 23, 2010 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today announced that two of its subsidiaries have entered into a Third Amendment to the Amended and Restated Revolving Credit Agreement with Bank of America, N.A. as Administrative Agent and Collateral Agent; Bank of America, N.A. and Wells Fargo Bank, N.A. as the lenders; Wells Fargo Bank, N.A. as Syndication Agent; and Merrill Lynch, Pierce, Fenner & Smith Incorporated, successor by merger to Banc of America Securities LLC, and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Joint Book Runners. The amendment modifies several financial covenants to make them less restrictive, reduces the facility from $90 million to $40 million (which can be increased to $60 million under certain circumstances) and extends the term to November 17, 2015.

Michelle Lantow, Chief Financial Officer, said, “We are happy to have concluded a five-year extension on our existing credit line. The amended facility contains less restrictive financial covenants than our former arrangement, and we believe these terms allow us to undertake a variety of measures to reinvest in our existing restaurant portfolio and opportunistically expand our fresh seafood concept through new development. We are pleased that we were able to structure an amended loan agreement that is more in line with our future strategic initiatives.”

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 96 restaurants, including 89 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 38 years by focusing on serving a broad selection of fresh seafood. The inviting atmosphere at McCormick & Schmick’s and its high quality, diverse menu offering and compelling price-value proposition appeals to a broad base including the business community, casual diners, families and travelers.